Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

November 12, 2019

Board of Directors

CNB Financial Corporation

1 South Second Street

P.O. Box 42

Clearfield, Pennsylvania 16830

Ladies and Gentlemen:

We are acting as counsel to CNB Financial Corporation, a Pennsylvania corporation (the “Company”), in connection with the public offering of up to $40,000,000 in aggregate gross sales price of shares of common stock, no par value per share, of the Company (the “Shares”), all of which are to be offered by the Company from time to time pursuant to the terms of the At Market Issuance Sales Agreement, dated November 12, 2019, by and between the Company and Keefe, Bruyette & Woods, Inc. (the “Sales Agreement”). The offering of the Shares by the Company is being made pursuant to a prospectus supplement dated November 12, 2019 and the accompanying base prospectus dated January 26, 2017 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-215449) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Pennsylvania Business Corporation Law of 1988, as currently in effect. We express no opinion herein as to any other statutes, rules or regulations.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante    Amsterdam    Baltimore    Beijing    Birmingham    Boston    Brussels    Colorado Springs    Denver    Dubai    Dusseldorf    Frankfurt    Hamburg    Hanoi    Ho Chi Minh City    Hong Kong    Houston    Johannesburg    London    Los Angeles    Luxembourg    Madrid    Mexico City    Miami    Milan    Minneapolis    Monterrey    Moscow    Munich    New York    Northern Virginia    Paris    Perth    Philadelphia    Rio de Janeiro    Rome    San Francisco    São Paulo    Shanghai    Silicon Valley    Singapore     Sydney    Tokyo    Warsaw    Washington DC    Associated offices: Budapest    Jakarta    Shanghai FTZ    Ulaanbaatar    Zagreb. Business Service Centers: Johannesburg    Louisville. For more information see www.hoganlovells.com

Board of Directors CNB Financial Corporation	- 2 -	November 12, 2019

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Sales Agreement, (ii) authorization by the Company’s Board of Directors, or authorization by a duly authorized pricing committee thereof, within the limitations established by resolutions duly adopted by the Company’s Board of Directors and duly authorized pricing committee thereof, of the terms pursuant to which the Shares may be sold pursuant to the Sales Agreement, (iii) issuance of the Shares pursuant to the terms established by the Board of Directors and the pricing committee thereof and the terms of the Sales Agreement, and (iv) receipt by the Company of the proceeds for the Shares sold pursuant to the terms of the Sales Agreement, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP